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                                                                    EXHIBIT 99.2



FLEMING APPOINTS LEADING RESTRUCTURING EXPERTS FOR KEY FINANCIAL POSITIONS

Rebecca Roof and Michael Scott Retained as Chief Financial Officer And Treasurer, Respectively

DALLAS, April 25 /PRNewswire-FirstCall/ -- Fleming Companies, Inc. announced today that it has engaged two highly experienced restructuring experts to help lead its chapter 11 reorganization process forward in key financial management positions. Becky Roof will serve as Interim Chief Financial Officer and Mike Scott will become Interim Treasurer, effective immediately.

Roof and Scott are Principals of AlixPartners, LLC, an International leader in corporate restructuring and turnaround services. Fleming has retained AP Services, LLC, an affiliate of AlixPartners, LLC, to assist in the company's current reorganization. As is customary for AlixPartners, Roof and Scott will remain as Principals at the firm while they focus on their duties at Fleming, and will be able to draw upon the resources of AlixPartners as necessary. In their new interim roles at Fleming, Roof and Scott will report directly to Peter Willmott, Fleming's Interim President and Chief Executive Officer.

Willmott said, "We have been reviewing Fleming's business and reorganization requirements, with attention to improved customer and vendor services, operational efficiency and greater financial flexibility. The Company has determined that Fleming's reorganization process requires experienced business turnaround professionals in Fleming's top financial management positions to carry the process forward to successful completion.

"Becky and Mike have substantial experience in reorganizations and turnarounds and will therefore play an integral role in Fleming's restructuring. We are excited to have them join the leadership team as we take the necessary actions to position the company to be a strong, long-term competitor."

Roof has over 23 years of corporate and consulting experience dealing primarily with turnaround engagements. Her prior experience includes serving as CFO for United Companies Financial Corporation and for APS Holding Corporation, a distribution company. Prior to joining AlixPartners, Root was a director for PricewaterhouseCoopers and previously served with Ernst & Young LLP.

Scott has worked extensively with companies and lending groups to recapitalize companies through the bankruptcy process. Formerly a partner in the Business Recovery Group of PricewaterhouseCoopers, Scott gained experience at AlixPartners working on a wide variety of clients both in and out of bankruptcy. Scott has recently been involved in restructurings including Pillowtex, Inc., Sun Healthcare Group, and LJM2.

Fleming Companies, Inc. and its operating subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on April 1, 2003. The filings were made in the U.S. Bankruptcy Court in Wilmington, Delaware. The case has been assigned to the Honorable Judge Mary F. Walrath under case number 03-10945 (MFW) (Jointly Administered). Fleming's court filings are available via the courts website, at www.deb.uscourts.gov.

About AlixPartners

AlixPartners, LLC, a Delaware limited liability company is the industry standard in solving complex challenges, creating value and restoring corporate performance. It provides services in performance improvement, turnaround and restructuring, financial advisory and information technology. To learn more about AlixPartners, visit. www.alixpartners.com.

About Fleming

Fleming (OTC Pink Sheets: FLMIQ) is a leading supplier of consumer package goods to independent supermarkets, convenience-oriented retailers and other retail formats around the country. To learn more about Fleming visit www.fleming.com

Forward-Looking Statement

This document contains forward-looking statements regarding future events. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially from those stated in this release, including without limitation: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the DIP facility; court approval of the Company's motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of Chapter 11


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trustee or to convert the cases to Chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; changes in general economic conditions; and, the ability, to successfully sell the Company's retail operations. Additional information about these and other factors is contained in Fleming's reports and filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made and Fleming undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.


        FLEMING CONTACT:
        Shane Boyd 972.906.2125

        ALIXPARTNERS CONTACT:
        Debra Kuptz 248.262.8470

SOURCE Fleming